Exhibit 99.1

CELGENE CORPORATION ELECTS JOHN WEILAND TO ITS BOARD OF DIRECTORS

SUMMIT, NJ, February 15, 2018 – Celgene Corporation (NASDAQ: CELG) today announced the election of John Weiland to its Board of Directors. Mr. Weiland has over 30 years in the healthcare industry and was most recently the President and Chief Operating Officer of C. R. Bard, Inc. (Bard), with worldwide responsibility for all of Bard's business operations prior to it being acquired by Becton, Dickinson and Company (BD) in December 2017.

Mr. Weiland joined Bard in 1996. Prior to becoming President and COO, Mr. Weiland held the position of Group President of Bard and had global responsibility for Bard Medical Division, Bard Urological Division, Davol Inc., Bard Endoscopic Technologies Division and Bard's Worldwide Manufacturing Operations. In addition, Mr. Weiland also had responsibility for Bard's businesses in Latin America, Mexico, Canada, the Far East and Japan. Mr. Weiland served as a director of Bard since 2005 and prior to it being acquired by BD.

Mr. Weiland started his career at Baxter/American Hospital Supply Corporation in 1977. He rose through numerous managerial positions including Vice President and General Manager of the Scientific Products Biomedical Division, Vice President and General Manager of Baxter International - Scientific Products Division, and Vice President East American Scientific Products Division of Baxter Healthcare Corp. In 1989, he became President and Chief Executive Officer of Pharmacia Diagnostics, Inc., a division of Pharmacia AB Upsala Sweden. In 1991, he was named Senior Vice President North America Group for Dentsply International, the world's leading dental products manufacturer. He holds a B.S. from DeSales University and earned an M.B.A. from New York University.

In addition to his professional activities, Mr. Weiland is actively involved in civic affairs. In 1987, he was named a White House Fellow and served as a Special Assistant to President Reagan's Cabinet. Mr. Weiland is a 2012 recipient of the prestigious Horatio Alger Award. He serves as a director of the Horatio Alger Association, the National Committee for Quality Health Care (NCQHC), Meridian Health System and West Pharmaceutical Services. He also served as a member of the Board of Trustees of DeSales University for nineteen years.

“John is an accomplished leader in the healthcare industry with significant expertise and experience across therapeutic areas and geographies,” said Mark Alles, Chairman and CEO of Celgene Corporation. “His leadership and insight will help to inform and direct Celgene’s long-term growth strategy.”

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

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Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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